Exhibit 99.1

HARVEST CAPITAL CREDIT CORPORATION Announces record date and payment date for previously Deferred Dividend PaymentS

NEW YORK, November 24, 2020 — Harvest Capital Credit Corporation (the “Company,” “we,” or “our”) (NASDAQ: HCAP) today announced that the Board of Directors has determined a record date and payment date for the Company’s previously declared but deferred March 2020 and April 2020 monthly dividends of $0.08 per share, respectively. These deferred dividends will now be payable in a single distribution of $0.16 per share on December 29, 2020 to shareholders of record at the close of business on December 15, 2020.

“We previously deferred the record and payment dates for our March 2020 and April 2020 dividends in light of the unprecedented circumstances surrounding the COVID-19 pandemic, which was part of an overall plan to preserve liquidity,” said Joseph Jolson, Chairman and CEO. “In light of the progress the Company has made paying down its bank line of credit and to avoid the imposition of a federal excise tax on the Company’s undistributed earnings, the Board of Directors believes it is in the Company’s best interests to make this dividend distribution prior to year-end,” concluded Mr. Jolson.

About Harvest Capital Credit Corporation

Harvest Capital Credit Corporation (NASDAQ: HCAP) provides customized financing solutions to privately held small and mid-sized companies in the U.S., generally targeting companies with annual revenues of less than $100 million and annual EBITDA of less than $15 million. The company’s investment objective is to generate both current income and capital appreciation primarily by making direct investments in the form of subordinated debt, senior debt and, to a lesser extent, minority equity investments. Harvest Capital Credit Corporation is externally managed and has elected to be treated as a business development company under the Investment Company Act of 1940.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events, except as may be required by law.

Investor & Media Relations Contacts

Harvest Capital Credit Corporation

Joseph A. Jolson	William E. Alvarez, Jr.
Chairman & Chief Executive Officer	Chief Financial Officer
(415) 835-8970	(212) 906-3589
jjolson@harvestcaps.com	balvarez@harvestcaps.com

© 2020 Harvest Capital Credit Corporation